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                                                                    Exhibit 21.1


                         SUBSIDIARIES OF THE REGISTRANT


NAME OF SUBSIDIARY                                 JURISDICTION OF INCORPORATION
Manhattan Bagel Company, Inc.                      New Jersey
Chesapeake Bagel Franchise Corp.                   New Jersey
      (f/k/a CBB Acquisition Corp.)
Willoughby's Incorporated                          Connecticut
MBC Genesee, LLC                                   New York
New World ENBCDEB Corp.                            New York
Einstein and Noah Corp.                            Delaware
      (f/k/a Einstein Acquisition Corp.)
Einstein/Noah Bagel Partners, Inc.                 California
I. & J. Bagel, Inc.                                California
Paragon Bakeries, Inc.                             New Jersey